CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on form S-8 filed with the Securities and Exchange Commission on April 27, 2004 (Registration No. 333-114879) with respect to the registration of 12,500,000 shares of common stock of Worldbid Corporation (the “Company”) issuable pursuant to the Company’s 2004 Stock Incentive Plan of our Auditors’ Report, dated July 18, 2006, except for Note 10(b) which is as of July 31, 2006, on the consolidated balance sheets of the Company as of April 30, 2006 and 2005, and the related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ deficit for the years then ended, which report appears in the Annual Report on Form 10-KSB for the Company for the year ended April 30, 2006.

Vancouver, Canada	/s/ Morgan & Company

August 11, 2006	Chartered Accountants